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                                                                   EXHIBIT 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated January 25, 2000 accompanying the financial statements of Spherus Technologies, Inc. for the year ended December 31, 1999, which are included in this Current Report on Form 8-K. We consent to the inclusion of our aforementioned reports in the Form 8-K.

Our report dated January 25, 2000 contains a paragraph that states: "We were unable to obtain a confirmation for the receivable balance of $2,972,772 from MRESA; nor were we able to satisfy ourselves as to the carrying value of the receivable by other auditing procedures". Our report contains an explanatory paragraph that states: "As discussed in Note 4 to the financial statements, the Company has a contingent liability arising from the termination of a contract. The ultimate outcome of this contingency cannot presently be determined. Accordingly, no provision for any liability that may result from conclusion of this matter has been made in the accompanying financial statements".




         /s/ Windham Brannon, P.C.

         Atlanta, Georgia
         April 26, 2000